Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as 14700 Lee Road (“Lee Road”) for the year ended December 31, 2004. This financial statement is the responsibility of Lee Road’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. Lee Road has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Lee Road’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of Lee Road are excluded, and the financial statement is not intended to be a complete presentation of Lee Road’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses of 14700 Lee Road for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
November 2, 2005

14700 LEE ROAD
STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Six Months Ended	Year Ended
	June 30, 2005	December 31, 2004
	(Unaudited)
Revenues
Rental	$1,053,611	$2,107,222
Tenant reimbursements	49,422	61,030

Total revenues	1,103,033	2,168,252

Certain expenses
Property operating	265,715	478,357
General and administrative	1,860	8,876

Total certain expenses	267,575	487,233

Revenues in excess of certain expenses	$835,458	$1,681,019

See accompanying Notes to Statements of Revenues and Certain Expenses.

14700 LEE ROAD
NOTES TO STATEMENTS OF REVENUES
AND CERTAIN EXPENSES

1. Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property commonly referred to as 14700 Lee Road (“Lee Road”). This property was acquired on August 23, 2005 by Columbia Equity Trust, Inc. Lee Road is a commercial office building located in Chantilly, Virginia.

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of Lee Road for the six months ended June 30, 2005 and the year ended December 31, 2004 due to the exclusion of certain expenses. As a result, the amounts reported in the accompanying statements are not comparable to those expected to be incurred by the Company in the proposed future operations of Lee Road. Material amounts that would not be directly attributable to future operating results of Lee Road are excluded, and the financial statements are not intended to be a complete presentation of Lee Road’s revenues and expenses. Items excluded consist of depreciation and interest income and expense.

2. Summary of Significant Accounting Policies

(a)	Revenue Recognition

Rental revenue is recognized on a straight-line basis over the lease term, including any free rent period, regardless of when payments are due. Tenant incentives that are deemed to be rent concessions are deferred and amortized as a reduction of rent over the term of the lease, including any free rent periods. The lease agreement contains provisions that provide for additional rentals based on reimbursement of the tenant’s share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b)	Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the combined statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3. Minimum Future Rentals

Lee Road entered into a noncancelable operating lease dated February 6, 2001 to lease the entire building to a single tenant for ten years. The lease provides for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on the lease as of December 31, 2004 are as follows.

Years Ending
December 31,
2005	$ 2,077,768
2006	2,119,330
2007	2,161,710
2008	2,204,946
2009	2,249,046
Thereafter	2,677,622
$13,490,422

The above amounts do not reflect additional rentals that may be required by the leases, which are shown as tenant reimbursements in the statements of revenues and certain expenses.

4. Concentration of Credit Risk

Lee Road is located in the Greater Washington, D.C. metropolitan area. The ability of the tenant to honor the terms of its lease is dependent upon the economic, regulatory and social factors affecting the communities in which the tenant operates.

5. Unaudited Interim Financial Information

The statement of revenues and certain expenses for the six months ended June 30, 2005 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The operating results of the six-month interim period are not necessarily indicative of the results that may be expected for a full year.